Exhibit 10.44

JACOBS ENGINEERING GROUP INC.

RESTRICTED STOCK AGREEMENT

(Awarded Pursuant to the 1999 Stock Incentive Plan)

This Agreement is executed as of __________ ____, by and between JACOBS ENGINEERING GROUP INC. (the “Company”) and _________ (“Employee”) pursuant to the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “Plan”). Unless the context clearly indicates otherwise, capitalized terms used in this Agreement, to the extent they are defined in the Plan, have the same meaning as set forth in the Plan.

1.    Restricted Stock

Pursuant to the Plan, and in consideration for services rendered to the Company or to a Related Company, or for its benefit, the Company hereby issues, as of the above date (the “Award Date”) to Employee _________ shares of common stock of the Company (the “Restricted Stock”).

2.    Restrictions on Transfer

(a)
The Restricted Stock issued hereby shall be subject to the restrictions on transfer and obligation to surrender the Restricted Stock to the Company as set forth in the Agreement (referred to as the “Forfeiture Restrictions”). The provisions of Section 13 of the Plan relating to the restrictions on transfers of Restricted Stock, including all amendments, revisions and modifications thereto as may hereafter be adopted, are hereby incorporated in this Agreement as if set forth in full herein. Unless and until the relevant Forfeiture Restrictions have lapsed, Restricted Stock may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of and is not assignable or transferable by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

(b)
In the event Employee ceases to be an employee of the Company for any reason including death and the Employee becoming disabled, the effect of such cessation upon the Restricted Stock shall be determined by reference to Schedule B of the Plan, which Schedule B is incorporated herein by this reference. In the event of a Change in Control, except as otherwise set forth in the Plan (including Schedule B thereof), Restricted Stock shall remain outstanding and subject to the terms and conditions of the Plan and this Agreement.

(c)
The Forfeiture Restrictions shall lapse and be of no further force and effect with respect to twenty-five percent (25%) of the Restricted Stock on the first anniversary of the Award Date, twenty-five percent (25%) of the Restricted Stock on the second anniversary of the Award Date, twenty-five percent (25%) of the Restricted Stock on the third anniversary of the Award Date and the Forfeiture Restrictions for the remaining twenty-five percent (25%) of Restricted Stock awards shall lapse and be of no further force and effect on the fourth anniversary of the Award Date.

(d)	Employee has no rights, partial or otherwise in the Restricted Stock unless and until the respective Forfeiture Restrictions have lapsed.

Exhibit 10.44

3.    Legend

Any certificates evidencing the Restricted Stock to Employee hereunder shall contain the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND THE OBLIGATION OF THE HOLDER OF THIS CERTIFICATE TO FORFEIT AND SURRENDER THE SHARES EVIDENCED BY THIS CERTIFICATE TO THE COMPANY UNDER CERTAIN CIRCUMSTANCES AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THIS CERTIFICATE, A COPY OF WHICH MAY BE OBTAINED FROM THE HOLDER OR AT THE PRINCIPAL OFFICE OF THE COMPANY.”

In addition, the Company may place such additional legends on such certificates as may be required by law and may place a stop transfer order on such certificates on the records of the transfer agent for the shares of the Company.

4.    Escrow

In order to enforce the Forfeiture Restrictions, the Company shall retain possession of the certificates evidencing the Restricted Stock so long as the respective Forfeiture Restrictions are in effect. When the Forfeiture Restrictions shall have expired as to any of the Restricted Stock, the Company will deliver the certificates for such shares to the Employee.

5.    Data Privacy

Employee understands that the Company and/or a Related Company may hold certain personal information about the Employee, including, but not limited to, Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Jacobs Common Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Jacobs Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Employee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee's personal data as described in this Agreement and any other Award materials by and among, as applicable, the Company and its Related Companies for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan.
Employee understands that Data will be transferred to the Company’s broker, administrative agents or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients' country or countries in which such recipients reside or operate (e.g., the United States) may have different data privacy laws and protections than Employee’s country. Employee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Employee understands that Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan.

Exhibit 10.44

6.    Payment of Withholding Taxes

Employee acknowledges that, regardless of any action taken by the Company or Related Companies or, if different, Employee’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Employee’s participation in the Plan and legally applicable to Employee or deemed by the Company, Related Company or the Employer in its discretion to be an appropriate charge to Employee even if legally applicable to the Company, Related Company or the Employer (“Tax-Related Items”), is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company, Related Company or the Employer. Employee further acknowledges and agrees that the Company or Related Company and/or the Employer may, if it so determines, offset any Employer tax liabilities deemed applicable to Employee by reducing the shares of Jacobs Common Stock otherwise deliverable to Employee upon the lapse of the Forfeiture Restrictions pursuant to this Agreement. Employee further acknowledges that the Company, Related Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock including, but not limited to, the grant, or lapsing of the Forfeiture Restrictions, the subsequent sale of shares of Jacobs Common Stock acquired pursuant to this Agreement and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Employee is subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Employee acknowledges that the Company, Related Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to any relevant taxable or tax withholding event, as applicable, Employee agrees to make adequate arrangements satisfactory to the Company, Related Company and/or the Employer to satisfy all Tax-Related Items. The Company may refuse to deliver the shares of Jacobs Common Stock to the Employee until the obligation for any Tax-Related Items due in connection with the Award has been satisfied.

Under no circumstances can the Company be required to withhold from the shares of Jacobs Common Stock that would otherwise be delivered to Employee upon lapse of the Forfeiture Restriction a number of shares having a total Fair Market Value that exceeds the amount of withholding taxes as determined by the Company.

7.    [INTENTIONALLY OMITTED]

8.    Dividends and Voting Rights

Employee shall have the right to vote the Restricted Stock and to receive cash dividends thereon unless and until Employee forfeits any or all of such shares to the Company pursuant to the provisions of this Agreement. Any shares issued pursuant to a stock split or stock dividend with respect to the Restricted Stock shall be retained by the Company so long as any Forfeiture Restrictions are in effect and shall be subject to such Forfeiture Restrictions but shall be considered to have been issued on the Award Date.

9.    Employment

Employee shall not be deemed to have ceased to be employed by the Company (or any Related Company) for purposes of this Agreement by reason of Employee’s transfer to a Related Company (or to the Company or to another Related Company).

Exhibit 10.44

The Committee may determine that, for purposes of this Agreement, Employee shall be considered as still in the employ of the Company or of the Related Company while on leave of absence. In the event Employee is permitted a leave of absence during the term of this Agreement, the Committee may, in its sole and absolute discretion, extend the time periods during which Restricted Stock is subject to Forfeiture Restrictions as set forth in Paragraph 2, above, to include the period of time Employee is on the leave of absence.

10.    Miscellaneous Provisions

This Agreement is governed in all respects by the Plan and applicable law. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall prevail. All terms defined in the Plan are used in this Agreement (whether or not capitalized) as so defined. Subject to the limitations of the Plan, the Company may, with the written consent of Employee, amend this Agreement. Neither the grant nor award of an Incentive Award under the Plan constitutes an agreement of employment between the Employee and the Company or a Related Company. The receipt of an Incentive Award does not constitute a right acquired by the recipient to any other form of compensation, or to any future benefit or compensation, or to participate in any other benefit plan or program sponsored by the Company or Related Company, or to receive additional Incentive Awards under the Plan in the future. This Agreement shall impose no obligation on the Company or any of its Related Companies to employ Employee for any period. This Agreement shall be construed, administered and enforced according to the laws of the State of California.

11.    Code Section 409A

It is intended that the award of Restricted Stock pursuant to this Agreement shall not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A. The Agreement is to be interpreted in a manner consistent with this intention. Notwithstanding any other provision in this Agreement, the Agreement may not be modified in a manner that would cause the award of Restricted Stock to become subject to Section 409A of the Code.

12. Clawback

Employee agrees that if Employee is or becomes a section 16 executive officer of the Company, in the event of any Inaccurate Financial Statement, Employee will return to the Company on demand all incentive-based compensation payments (whether under this Agreement, the Plan or otherwise) made to Employee during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement that are in excess of what would have been paid had such incentive-based compensation instead been determined under the accounting restatement (the “Payments”).  In addition, Employee agrees to application of any clawback, forfeiture, recoupment, or similar requirement required to apply to incentive-based compensation granted to Employee under any current or future applicable law or listing standard or regulatory body requirement.  An “Inaccurate Financial Statement” is any inaccurate financial statement due to material noncompliance by the Company with any financial reporting requirements under the securities laws.

13.    Agreement of Employee

By signing below or electronically accepting the Award, Employee: (1) agrees to the terms and conditions of this Agreement; (2) confirms receipt of a copy of the Plan and all amendments and supplements thereto; and (3) appoints the Secretary of the Company and each Assistant Secretary of the Company as Employee’s true and lawful attorney-in-fact, with full power of substitution in the

Exhibit 10.44

premises, granting to each full power and authority to do and perform any and every act whatsoever requisite, necessary, or proper to be done, on behalf of Employee which, in the opinion of such attorney-in-fact, is necessary to effect forfeiture of Restricted Stock to the Company, or the delivery of the Jacobs Common Stock to Employee, in accordance with the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

JACOBS ENGINEERING GROUP INC.            By:

Steven J. Demetriou, President & Chief Executive Officer